FXCM Reports Monthly Metrics

NEW YORK, NY, September 18, 2012 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for August 2012 for its retail and institutional foreign exchange business. Monthly activities included:

August 2012

Retail Trading Metrics

•	Retail customer trading volume(1) of $271 billion in August 2012, 6% lower than July 2012 and 26% lower than August 2011.

•	Average retail customer trading volume(1) per day of $11.8 billion in August 2012, 10% lower than July 2012 and 26% lower than August 2011.

•	An average of 320,787 retail customer trades per day in August 2012, 10% lower than July 2012 and 31% lower than August 2011.

~~•~~	Tradeable accounts(2) of 207,660 as of August 31, 2012, an increase of 915, or 0.4% from July 2012, and an increase of 32,716,or 19%, from August 2011.

Institutional Trading Metrics

•	Institutional customer trading volume(1) of $50 billion in August 2012, 17% lower than July 2012 and 58% lower than August 2011.

•	Average institutional trading volume(1) per day of $2.2 billion in August 2012, 20% lower than July 2012 and 58% lower than August 2011.

•	An average of 5,921 institutional client trades per day in August 2012, 6% lower than July 2012 and 29% lower than August 2011.

“August volumes continued to reflect the low volatility and seasonal impact we saw in July,” said Drew Niv, CEO of FXCM. “However, to date, our September volumes show a meaningful improvement as the summer has ended and volatility in major currencies has increased.”

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2998
Vice-President, Investor Relations
investorrelations@fxcm.com